EXHIBIT 99.1

Rand Capital Announces March 31, 2012 Net Asset Value of $3.61, Synacor Initial Public Offering, Two Follow-On Investments and Election of Directors

  Net Asset Value is $3.61 per share, a $0.03 increase from prior quarter and $0.26 growth 8% from prior year
  Synacor stock surges 50% after its Initial Public Offering on NASDAQ
  Paydown of $3.1 million of debt
  Rand makes follow-on investments in Mezmeriz, Inc. and Rheonix, Inc.
  Six Rand Directors were re-elected at Annual Meeting of Shareholders

BUFFALO, N.Y., April 30, 2012 (GLOBE NEWSWIRE) -- Rand Capital Corporation ("Rand") (Nasdaq:RAND), a business development company (BDC) that provides capital to private companies, announced its financial results for the first quarter ended March 31, 2012, highlighting a strong Balance Sheet with $28.2 million in total assets. The investment firm also reported an ending net asset value of $3.61 per share, a $0.03 increase from December 31, 2011, and a $0.26 (8%) growth from March 31, 2011. At the end of the first quarter, Rand's total investment portfolio was valued at $24.4 million, which exceeds its cost basis of $13.6 million, reflecting $10.8 million in net unrealized appreciation.

Portfolio Activities

During the quarter:

  $3.1 million in Rand's outstanding SBA debenture borrowings were repaid. Rand had originally received $10 million in funding from SBA and has repaid a total of $9.1 million to date.
  Synacor, Inc. (Buffalo, NY) (www.synacor.com) completed its Initial Public Stock Offering (IPO) in February 2012 and is now traded on NASDAQ Global Market (Nasdaq:SYNC). The IPO was completed at $5 and closed out the quarter at $7.50 per share.  Rand holds 902,362 shares of Synacor following the sale of 83,825 shares in the IPO. Rand's shares are subject to trading restrictions that expire August 2012.
  Rand made $100,000 in follow-on investments in Mezmeriz, Inc. (Ithaca, NY) (www.mezmeriz.com) in the form of Convertible Notes. Mezmeriz is a developer of micro-electronic mechanical systems (MEMS) enabling efficient, wide-angle, Pico projectors to be embedded in mobile devices.
  Also during the quarter, Rand purchased Preferred Series A shares in Rheonix, Inc. (Ithaca, NY) (www.rheonix.com) for $455,728 in a follow-on investment. Rheonix develops microfluidic testing devices including channels, pumps, reaction vessels and diagnostic chambers, for testing of small volumes of chemicals and biological fluids.

Allen F. Grum, President of Rand Capital, stated "We are pleased to report the quarterly results and note that we have grown our Net Asset Value by 8% during the past 12 months. Of particular note is the IPO of Synacor. We invested in this fledgling company 10 years ago and assisted in growing the company to over 300 employees and a market capitalization of over $185 million."

He continued, "I remain optimistic that many of our portfolio companies will have similar success stories and we look forward to sharing these with you in the near future."

Election of Directors

At Rand's 2012 Annual Meeting of Shareholders the following Directors were elected: Allen F. Grum, Erland E. Kailbourne, Ross B. Kenzie, Reginald B. Newman, II, Jayne K. Rand and Robert M. Zak. Rand's Board of Directors also re-appointed Mr. Newman as Chairman of the Board.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business.  Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND" and is headquartered in Buffalo, NY. www.randcapital.com

CONTACT: Investor Contact:
         Allen F. Grum
         President
         716-853-0802
         pgrum@randcapital.com